     Exhibit F
Filing Agreement
     This Filing Agreement is entered into between Baralonco Limited (the “Company”) and Khalid bin Abdullah bin Abdulrahman (“Owner”) as of October 8, 2009.
     WHEREAS, the Company beneficially owns shares of common stock, par value $0.001 per share (the “Common Stock”), of Iridium Communications, Inc. (the “Issuer”);
     WHEREAS, the Owner owns 100% of the equity securities of the Company and as a result also beneficially owns the same shares of the Common Stock of the Issuer that the Company owns;
     WHEREAS, the Company and the Owner are required to make certain filings with the Securities and Exchange Commission with respect to the shares of Common Stock of the Issuer that each is deemed to beneficially own;
     NOW, THEREFORE, the Company and the Owner do hereby agree to file one statement of beneficial ownership on Schedule 13D and to make any amendments thereto in the future on one statement of beneficial ownership and agree that such statement or amendments shall be deemed filed on behalf of each of them.
     IN WITNESS WHEREOF, this Filing Agreement has been executed as of the date first above written.

BARALONCO LIMITED

By:	/s/ Larry G. Franceski
Larry G. Franceski
Attorney-in-fact

KHALID BIN ABDULLAH BIN ABDULRAHMAN

By:	/s/ Steven B. Pfeiffer
Steven B. Pfeiffer
Attorney-in-fact